SIFCO INDUSTRIES, INC.
CHANGE IN CONTROL AGREEMENT
THIS AGREEMENT (the “Agreement”) is made between SIFCO Industries, Inc. (the “Company”), and Thomas Kubera (the “Executive”), and is entered into as of the 29th day of June 2019.
1.PURPOSE OF THIS AGREEMENT. The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined in Section 2(c) below) of the Company, and the uncertainties and risks that a Change in Control would pose for the Executive. To this end, the Board desires to encourage the Executive’s full attention and dedication to the Company, currently and in the event of any threatened or pending Change in Control, and to provide the Executive with compensation and benefits arrangements in the event of his termination of employment following a Change in Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other similar corporations.
2.    DEFINITIONS. Whenever used herein, the following terms shall have the meanings set forth below:
(a)    “Beneficiary” means the person or entity designated by the Executive (on Exhibit B hereto) to receive payment of any benefits hereunder that are or may be payable after the Executive’s death. The Executive may change his designation of Beneficiary by filing a revised Exhibit B with the Company prior to his death.
(b)    “Cause” means any of the following:
(i)    The Executive’s engagement in unlawful acts intended to result in substantial personal enrichment to the Executive at the Company’s expense;
(ii)    The Executive’s engagement in a material breach of his responsibilities to the Company that results in a material injury to the Company other than any such breach resulting from the Executive’s incapacity due to illness or injury or in connection with an actual or anticipated termination of employment with the Company by the Executive for Good Reason; or
(iii)     An act or acts by the Executive which have been found in an applicable court to constitute a felony.
(c)    “Change in Control” means any of the following events:
(i)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as

amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the mean of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding common shares of the Company other than those held by the Voting Trust (the “Outstanding Company Common Shares”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors other than that represented by shares held by the Voting Trust (the “Outstanding Company Voting Securities”); but for purposes of this subsection (i) the following acquisitions of voting securities shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or
(ii)    Individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; but any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding from the Incumbent Board, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(iii)    Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50%, respectively, of the then outstanding common shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination)

beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding common shares of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(iv)    Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
(d)    “Code” means the Internal Revenue Code of 1986, as amended.
(e)    “Disability” means an illness or injury which, in the opinion of the Board, renders the Executive unable or incompetent to perform the job responsibilities which the Executive held or the job duties to which the Executive was assigned at the time such illness or injury was incurred, on a full-time basis for at least six (6) consecutive months.
(f)    “Good Reason” means the occurrence of only one or more of the following events:
(i)    there is a change in the Executive’s status or position with the Company that, represents a materially adverse change from his or her status or position immediately before the change in status or position, including a change in the principal place of the Executive’s employment that does not conform with the Company’s present policies for executive relocation, but excluding required travel to an extent substantially consistent with the Executive’s business travel obligations immediately before the change in principal place of employment;
(ii)    the Executive is assigned any duties or responsibilities that are materially inconsistent with the Executive’s status or position;
(iii)    the Executive is subject to a layoff by the Company or the Executive’s employment with the Company is involuntarily terminated other than for Cause by the Company or due to the Executive’s Disability, death or retirement;
(iv)    there is a reduction by the Company in the Executive’s total compensation as in effect at the time of the reduction (i.e., the Executive’s base salary plus the most recent award pursuant to the compensation plan) or as the same may be increased from time to time;

(v)    the Company fails to continue in effect any compensation plan, employee benefit plan, or other plan, program or policy of’ the Company that is intended to materially benefit the Company’s employees (each a “Plan”), in which the Executive was participating, other than as a result of the normal expiration of the Plan; or
(vi)    the Company takes any action or fails to take any action that would:
(A)    adversely affect the Executive’s continued participation in any Plan on at least as favorable a basis as was the case at the time of the Change in Control;
(B)    materially reduce the Executive’s benefits in the future under any Plan; or
(C)    deprive the Executive of any material benefits that the Executive enjoyed at the time of the Change in Control;
except to the extent that such action or inaction by the Company is required by the terms of the Plan as in effect immediately before the Change in Control or is necessary to comply with the applicable law, and except to the extent that the Company provides the Executive with substantially equivalent benefits;
(vii)    there is a material violation by the Company of any agreement with the Executive; or
(viii)    without the Executive’s consent, the Company fails to pay the Executive any portion of his or her current or deferred compensation within thirty (30) days after the Executive provides written notification to the Company that payment is past due.
For purposes of this Agreement, Good Reason shall not be deemed to be a resignation for Good Reason unless: (x) Executive has given the Company or its affiliate (as applicable) at least thirty (30) days’ prior written notice of the date of his resignation for Good Reason, stating in reasonable detail the facts and circumstances claimed to constitute Good Reason, and such notice has been given within thirty (30) days of the occurrence of the Good Reason event, and (y) the Company or its affiliate (as applicable) has not remedied the events claimed to constitute Good Reason within such thirty-day period after receiving notice.
(g)    A “Qualifying Termination” is deemed to have occurred for purposes of this Agreement if there is a Change in Control and on or prior to the second anniversary of the closing date of the Change in Control transaction, the Executive’s employment with the Company is either involuntarily terminated by the

Company without Cause or the Executive terminates employment with the Company for Good Reason.
(h)    “Voting Trust” means that certain voting trust entered into by agreement dated as of January 18, 2019, into which Common Shares of the Company have been deposited and with respect to which, as of January 18, 2019, Janice G. Carlson and Charles H. Smith, III are trustees.
3.    NOTICE OF CHANGE IN CONTROL. The Company shall provide the Executive with written notice of the occurrence of a Change in Control in accordance with Section 13(b) of this Agreement within two (2) weeks after such Change in Control.
4.    NOTICE OF TERMINATION.
(a)    Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
(b)    For purposes of this Agreement, “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date (within thirty (30) days after that date) specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company, other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the disability effective date, as the case may be.
5.    BENEFITS UPON TERMINATION OF EMPLOYMENT THAT IS A QUALIFYING TERMINATION.
(a)    In the event of a Qualifying Termination, the Executive shall receive the benefits described in Exhibit A attached hereto, provided however that no payments, reimbursements, or in-kind benefits shall be made unless the Qualifying

Termination is a “separation from service” within the meaning of Section 409(A) of the Code, and the final regulations issued thereunder (“Section 409(A)”).
(b)    If at the time of the Executive's “separation from service” (as defined in Section 409A) the Executive is a “specified employee” (within the meaning of Section 409A and the Company's specified employee identification policy, if any) and if the deferral of commencement of any payments, reimbursements and/or in-kind benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A, then, to the extent one or more exceptions to Section 409A are inapplicable (including, without limitation, the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) relating to separation pay due to an involuntary separation from service and its requirement that installments must be paid no later than the last day of the second taxable year following the taxable year in which the specified employee incurs the involuntary separation from service), then the Company shall defer the commencement of any such payments, reimbursements, and in-kind benefits (without any reduction in such payments, reimbursements, or in-kind benefits ultimately paid or provided to the Executive) until the earlier of: (X) the date of the Executive's death, (Y) the earliest date as is permitted under Section 409A; or (Z) the first business day of the seventh month following the month of the Executive's separation from service, at which time all delayed payments, reimbursements, and in-kind benefits otherwise due during the first six months following the Executive's separation from service, shall be made, reimbursed, or provided in a lump sum on the first business day of such seventh month, and any other payments, reimbursements, or provisions shall be made in the normal course.
(c)    All in-kind benefits provided hereunder shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) the provision of benefits in-kind during a calendar year shall not affect the provision of in-kind benefits in any other calendar year; (ii) the right to in-kind benefits is not subject to liquidation or exchange for another benefit; and (iii) each provision of in-kind benefit shall be one of a series of separation payments (and each shall be construed as a separate identified payment) for purposes of Section 409A.
6.    DEATH. Notwithstanding any provision of this Agreement to the contrary, if the Executive’s employment is terminated by reason of the Executive’s death, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement.
7.    DISABILITY. Notwithstanding any provision of this Agreement to the contrary, if the Executive’s employment is terminated by reason of the Executive’s Disability, this Agreement shall terminate without further obligations to the Executive hereunder.
8.    RETIREMENT. Notwithstanding any provision of this Agreement to the contrary, if the Executive’s employment is terminated by reason of the Executive’s retirement from the

Company at or after age 65, this Agreement shall terminate without further obligations to the Executive hereunder.
9.    CAUSE; OTHER THAN FOR GOOD REASON. Notwithstanding any provision of this Agreement to the contrary, if the Executive’s employment shall be terminated by the Company for Cause or if the Executive’s employment with the Company is terminated by the Executive for other than Good Reason, this Agreement shall terminate without further obligations to the Executive hereunder.
10.    OTHER EMPLOYMENT; LEGAL REPRESENTATION. Any severance benefits described in Exhibit A hereto to which the Executive is entitled will not be reduced by any remuneration the Executive may receive from employment with another employer following a Qualifying Termination. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement.
11.    NO TAX GROSS-UP PAYMENT. Notwithstanding anything to the contrary in this Agreement, if any portion of the compensation under the Agreement, or under any other agreement with or plan of the Company (in the aggregate “Total Payments”), would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code (the “Code”), then the payments to be made to the Executive under the Agreement shall be subject to the tax imposed by Section 4999 of the Code or any successor provision thereto. The payments to be made to Executive hereunder shall not be subject to any "gross-up" or other increase should those payments be subject to the tax imposed by Section 4999 of the Code or any successor provision thereto. The Company may elect, in its sole discretion, to reduce the payments to be made to the Executive under the Agreement because such reduction will provide a more favorable after-tax result for the Executive with respect to the excise taxes described in this Section. The calculation of such potential excise tax liability, as well as the method in which any compensation reduction is applied, shall be conducted and determined by the Company’s independent accountants, whose determinations shall be binding on all parties. Notwithstanding the foregoing, any such compensation reduction shall be in accordance with the following order of priority: (i) first, “full Credit Payments” (as defined below) will be reduced in reverse chronological order such that the payment owed on the latest date following the occurrence of the event triggering the reduction will be the first payment to be reduced until such payment is reduced to zero, and then the payment owed on the next latest date following occurrence of the event triggering the reduction will be the second payment to be reduced until such payment is equal to zero, and so forth, until all such Full Credit Payments have been reduced to zero, and (ii) second, “Partial Credit Payments” (as defined below) will be reduced in reverse chronological order in the same manner as “Full Credit Payments” are reduced. “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar ($1.00) reduces the amount of a “parachute payment” (as defined in Section 280G(b)(2) of the Code, without regard to Section 280G(b)(2)(A)(ii) of the Code) by one dollar ($1.00). “Partial Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar ($1.00) reduces the amount of a parachute payment by an amount that is less than one dollar ($1.00). For clarification purposes only, a “Partial Credit Payment” would include a stock option as to which vesting is accelerated upon an event that triggers the reduction, where the in the money value of the option exceeds the value of the option acceleration that is added to the parachute payment.”
12.    SUCCESSORS.
(a)    This Agreement is personal to the Executive and shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(c)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
13.     SECTION 409A OF THE CODE. It is intended that this Agreement comply with provisions of section 409A of the Code, so as to prevent inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Executive or Executive’s Beneficiary. The Agreement shall be construed, administered and governed in a manner that effects such intent.

1.    MISCELLANEOUS.
(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)    All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

IF TO THE EXECUTIVE:	Thomas Kubera 1327 Sprucedale Road Broadview Heights, OH 44147
IF TO THE COMPANY:	SIFCO INDUSTRIES, INC. 970 East 64th Street Cleveland, Ohio 44103 Attention: Pete Knapper

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communication shall be effective when actually received by the addressee.
(c)    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d)    The Company may withhold from any amounts payable under this Agreement such federal, state, local and/or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(e)    The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 2(f) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first written above.

SIFCO INDUSTRIES, INC. By: /s/ Peter W. Knapper Title: President and Chief Executive Officer	EXECUTIVE /s/ Thomas R. Kubera Signature
Thomas R. Kubera Printed Name

EXHIBIT A

TO
CHANGE IN CONTROL AGREEMENT

BENEFITS

a.SEVERANCE. In the event the Executive becomes eligible for benefits under Section 5 of the Agreement, the Company shall pay to the Executive or, if applicable, to the Executive’s legal representative, or the Executive’s Beneficiary in a lump sum in cash within thirty (30) days after the Executive’s Date of Termination (subject to the provision of Section 5 of the Agreement) an amount equal to the product of (i) One and one-half (1.5) multiplied by (ii) the Executive’s annual salary preceding the Executive’s Date of Termination.
b.WELFARE BENEFITS. In the event the Executive becomes eligible for benefits under Section 5 of the Agreement, for twenty-four (24) months after the Executive’s Date of Termination, or such longer period as may be provided by the terms of the applicable welfare benefit plan, program, practice or policy, the Company shall continue medical and dental benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the Company’s welfare benefit plans, programs, practices and policies if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive welfare benefits under another employer provided plan, the Company shall discontinue such benefits as of such eligibility date.